UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 11, 2014

Amedica Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-33624	84-1375299
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1885 West 2100 South Salt Lake City, UT	84119
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (801) 839-3500

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03	Creation of Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

As previously disclosed on a Current Report on Form 8-K filed on July 1, 2014 with the Securities and Exchange Commission, Amedica Corporation (the “Company”), entered into a securities purchase agreement (the “Purchase Agreement”), with MG Partners II Ltd., an affiliate of Magna (the “Investor”), pursuant to which the Company sold the Investor an initial senior unsecured convertible note with an original principal amount of $2.9 million (the “Initial Convertible Note”) for a purchase price of $2.5 million. On August 11, 2014, following the effective date of the Registration Statement, the Company issued an additional unsecured senior convertible note with an original principal amount of $3.5 million (the “Additional Convertible Note” and, with the Initial Convertible Note, referred to herein collectively as the “Convertible Notes”), for a fixed purchase price of $3.5 million, subject only to conditions outside of the Investor’s control or that the Investor cannot cause not to be satisfied, none of which are related to the market price of the Company’s common stock, $0.01 par value per share (the “Common Stock”).

The Convertible Notes mature on June 30, 2016 (subject to extension as provided in the Convertible Notes) and accrue interest at an annual rate of 6.0%. The Convertible Notes are convertible at any time after issuance, in whole or in part, at the Investor’s option, into shares of Common Stock at an initial fixed conversion price equal to $3.75 per share (the “Initial Fixed Price”). However, because the closing sale price of the Common Stock fell below 110% of the Initial Fixed Price for two consecutive trading days, either:

(1) the Company has sixty (60) days to redeem the Convertible Notes in full at a 127.5% premium of the entire principal and interest remaining on the Convertible Notes; or

(2) on the 61st day, the Investor shall be able to convert the Convertible Notes, in whole or in part, at the lessor of: (i) the Initial Fixed Price or (ii) a price equal to 80% of the lowest daily volume weighted average price (“VWAP”) per share in the five (5) trading days prior to conversion.

As long as the Convertible Notes are outstanding and for so long as the Investor or its affiliates beneficially own any of the shares of Common Stock issuable upon conversion of the Convertible Notes or exercise of the Warrant, they may not engage in any “short sale” transactions in the Common Stock. In addition, the Investor has agreed that unless otherwise mutually agreed upon, the Investor, upon conversion of the Convertible Notes, shall not sell more than the greater of: (i) $125,000 of Common Stock, in any five (5) consecutive trading day period, or (ii) 15% of the daily trading volume of the Common Stock on any given trading day. If, however, on any given trading day more than $250,000 of the Common Stock is traded, the Investor may trade up to 33% of the daily trading volume on that day (the “Investor Restrictions”). Furthermore, the Investor Restrictions will be removed on any day the price of the stock trades below $2.50.

The Convertible Notes include customary event of default provisions. The Convertible Notes provide for a default interest rate of 18%. Upon the occurrence of an event of default, Investor may require the Company to pay in cash the “Event of Default Redemption Price” which is defined in the Convertible Notes to mean the greater of (i) the product of (A) the amount to be redeemed multiplied by (B) 135% (or 100% if an insolvency related event of default) and (ii) the product of (X) the conversion price in effect at that time multiplied by (Y) the product of (1) 127.5% (or 100% if an insolvency related event of default) multiplied by (2) the greatest closing sale price of the common stock on any trading day during the period commencing on the date immediately preceding such event of default and ending on the date the Company makes the entire payment required to be made under the default provision.

The Company has the right to prepay the Convertible Notes, in whole or in part, for an amount equal to 127.5% of the outstanding principal remaining.

The issuance of the Additional Convertible Note under the Purchase Agreement was exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), pursuant to the exemption for transactions by an issuer not involving any public offering under Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder.

A complete copy of the form of Convertible Note was filed as exhibits to the Company’s Current Report on Form 8-K, filed on July 1, 2014. The foregoing descriptions of the transactions and any other documents or filings referenced herein are qualified in their entirety by reference to such exhibits, documents or filings.

Item 3.02	Unregistered Sales of Equity Securities.

The disclosure set forth in Item 2.03 is incorporated herein by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMEDICA CORPORATION

Date: August 12, 2014	/s/ Kevin Ontiveros
Kevin Ontiveros Chief Legal Officer, Corporate Secretary